EXHIBIT 99.1

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	Michael Doherty	Tim Cox / Zing Public Relations
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FOR IMMEDIATE RELEASE

Trestle Expands into Europe, Partners with Ireland-Based Distributor SlidePath

Partnership with solution provider SlidePath gives Trestle reach throughout Europe

Irvine, CA–9/30/2004–Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging and telemedicine applications, today announced it has commenced operations in Europe by retaining a Europe-based sales executive and inking a distribution agreement with Ireland-based SlidePath Ltd., a provider of custom technical solutions for the scientific and medical communities.

Under the agreement, SlidePath, which provides medical imaging and informatics solutions throughout Europe, will market Trestle’s MedMicro, a leading dynamic telepathology and teleconsultation system. Already in use by many industry leaders in clinical pathology, education and pharmaceutical development, MedMicro enables multiple physicians and scientists to remotely view, navigate and share high-fidelity microscope images at sub-micron resolution over the internet.

Using MedMicro, physicians have real-time control over physical slides, which they can examine online using a standard web browser. Unlike standard ‘virtual microscopy’ systems, which enable physicians to remotely view stored digital images, MedMicro gives physicians the ability to remotely navigate real slides, and even to adjust focus and lighting for more accurate diagnosis.

“The established medical and scientific communities throughout Europe make the continent a logical next step in Trestle’s growth,” said Maurizio Vecchione, CEO. “With the growing worldwide trend toward dynamic teleconsultation, we are seeing an increasing demand in the European market for high-quality telepathology solutions. With Trestle’s distribution partnership with SlidePath, we’ve taken a major step toward addressing that demand.”

“Trestle’s MedMicro system fills a gap in our offerings for a real-time telepathology solution,” said Dr. Donal O’Shea, managing director of SlidePath. “Several existing customers have been looking for a dynamic teleconsultation application, and we can now present them with a comprehensive and superior platform. Furthermore, we see opportunities for MedMicro throughout Europe - in Scandinavia, for example, which boasts a thriving life-sciences market and a strong broadband infrastructure. We at SlidePath believe this will be a highly productive and lucrative relationship for both parties.”

About SlidePath Ltd.

SlidePath is dedicated to helping scientists perform their jobs better, faster and cheaper, through high-quality, custom technical solutions in the fields of imaging, informatics and telepathology. For more information, visit www.SlidePath.com.

About Trestle Holdings Inc.

Trestle Holdings develops and sells digital imaging and telemedicine applications to the life sciences markets. The company’s products link geographically dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company’s live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real-time integration of voice, video, medical devices, and patient data.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.